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                                                                       EXHIBIT 3
                              ACCEPTANCE OF OFFER
                                      AND
                                ESCROW AGREEMENT
                                ----------------

Figgie International Inc.
4420 Sherwin Road
Willoughby, Ohio 44094

Attention: Cheri A. Costello, Plan Representative

Gentlemen:

Delivered herewith is the sum of $156,450.00 in full payment of the purchase price for the 56,450 shares of Class A Common Stock, par value $.10 per share and 100,000 shares of Class B Common Stock, par value $.10 per share, collectively, (the "Shares") of Figgie International Inc. (the "Corporation") allocated to and purchased by me under and pursuant to the Corporation's 1993 Restricted Stock Purchase Plan for Employees (the "Plan").

I represent and agree that the Shares are being acquired by me for investment purposes only and that I have no present intention to transfer, sell or otherwise dispose of such Shares, except as permitted pursuant to the Plan and in compliance with applicable securities laws. I further agree that the shares are being acquired by me in accordance with and subject to all the terms, provisions and conditions of the Plan.

In consideration of the Corporation's sale of the Shares to me, I hereby agree that the certificate or certificates representing the Shares will, from the Date of Issuance of the Shares as defined in the Plan, remain in the possession of the Corporation to be held by it in escrow until the date upon which the restrictions imposed upon the Shares by Sections 6, 7 and 11 of the Plan will have lapsed in accordance with the terms and conditions thereof, whereupon the Corporation will deliver such certificate or certificates to me free and clear of such restrictions (unless the Shares shall have been purchased from me by the Corporation as provided in Section 6.3 or 6.4, or withheld in accordance with Section 11 of the Plan). To facilitate the escrow of the Shares with the Corporation and to facilitate any repurchase or withholding of the Shares by the Corporation pursuant to Section 6.3 or 6.4 or Section 11 of the Plan, I have delivered herewith the attached stock power with respect to the Shares executed by me in blank as of the date hereof.

I acknowledge and understand that during the period the Shares are held in escrow by the Corporation, I will be entitled to vote the Shares and to receive all dividends thereon declared and paid by the Corporation. I further understand and agree that during the period the Shares are held in escrow by the Corporation, I will be unable to transfer, assign, sell or pledge the Shares as collateral for a loan.

I acknowledge that the Corporation may require that I make such provisions as are necessary for the Corporation to satisfy its obligations, under applicable income tax laws, to withhold for income or other taxes due upon or incident to the lapse of restrictions imposed upon the Shares.

I understand and agree that in addition to the restrictions contained in this Plan, I will be required to return a portion of the Shares covered by this Agreement as set forth below in the event of my normal or early retirement prior to the lapse of the restrictions described in and imposed upon the Shares by Section 6 of the Plan and, in connection therewith, the Corporation (in the Committee's discretion) will repurchase such portion of my shares at a price equal to the lesser of the purchase price paid by me for such shares or the fair market value of such shares as of the date they are repurchased by the Corporation.
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                                                     Percentage of Shares
                                                         of each Class
      Date of Retirement                               to be Repurchased
      ------------------                             --------------------
Between July 1, 1993 and December 31, 1993                   100%
Between January 1, 1994 and June 30, 1994                     90%
Between July 1, 1994 and December 31, 1994                    80%
Between January 1, 1995 and June 30, 1995                     70%
Between July 1, 1995 and December 31, 1995                    60%
Between January 1, 1996 and June 30, 1996                     50%
Between July 1, 1996 and December 31, 1996                    40%
Between January 1, 1997 and June 30, 1997                     30%
Between July 1, 1997 and December 31, 1997                    20%
Between January 1, 1998 and July 1, 1998                      10%

Further, I understand and agree that I will be required to return all of the Shares covered by this Agreement in the event of my termination of employment prior to normal or early retirement (except for a termination due to my death or total disability) prior to the lapse of the restrictions described in and imposed upon the shares by Section 6 of the Plan and, in connection therewith, the Corporation (in the Committee's discretion) will repurchase my shares at a price equal to the lesser of the purchase price paid by me for such shares or the fair market value of such shares as of the date they are repurchased by the Corporation.

The provisions of this Agreement will be applicable to the Shares and to any shares or other securities of the Corporation which may be acquired by me as a result of a stock split or stock dividend or combination of shares or any other change, or exchange for other securities, by reclassification, reorganization, merger, consolidation, recapitalizing or otherwise, affecting the Shares. As used in this Agreement, the term "the Shares" will be deemed to include any such securities issued in respect of the Shares.

This Agreement will be binding upon and inure to the benefit of the Corporation, myself, and its and my respective successors and legal representatives.

This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and may not be modified, amended, renewed or terminated, nor may any term, condition or breach of any term or condition be waived, except by a writing signed by the person or persons sought to be bound by such modification, amendment, renewal, termination or waiver. Any waiver of any term, condition or breach thereof shall not be a waiver of any other term or condition or of the same term or condition for the future, or of any subsequent breach.

In the event of the invalidity of any part or provision of this Agreement, such invalidity shall not affect the enforceability of any other part or provision of this Agreement.

                                        Very truly yours,

                                        Name:  /s/ Harry E. Figgie, Jr.
                                              --------------------------------
                                        Address: 37001 Shaker Blvd.
                                                ------------------------------
                                                 Hunting Valley, Ohio 44022
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                                        Social Security No.: ###-##-####
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